Exhibit 16.1

April 14, 2017

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in the Registration Statement on Form S-1 of Aerpio Pharmaceuticals, Inc. to be filed on or about April 14, 2017 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ LWBJ, LLP

West Des Moines, Iowa